UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
                    REPORTS UNDER SECTION 13 AND 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                      Commission File Number: 333-112244-09

                   HARTFORD LIFE GLOBAL FUNDING TRUST 2004-009
                (BY HARTFORD LIFE INSURANCE COMPANY AS DEPOSITOR)
             (Exact name of registrant as specified in its charter)


                   HARTFORD LIFE GLOBAL FUNDING TRUST 2004-009
                200 HOPMEADOW STREET, SIMSBURY, CONNECTICUT 06089
                                 (860) 547-5000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 4.75% CALLABLE SECURED INCOMENOTES(sm) DUE 2014
                 OF HARTFORD LIFE GLOBAL FUNDING TRUST 2004-009
            (Title of each class of securities covered by this Form)


                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    [ ]              Rule 12h-3(b)(1)(i)    [ ]
      Rule 12g-4(a)(1)(ii)   [ ]              Rule 12h-3(b)(1)(ii)   [ ]
      Rule 12g-4(a)(2)(i)    [ ]              Rule 12h-3(b)(2)(i)    [ ]
      Rule 12g-4(a)(2)(ii)   [ ]              Rule 12h-3(b)(2)(ii)   [ ]
                                              Rule 15d-6             [X]

Approximate number of holders of record as of the certification or notice date: 6

Pursuant to the requirements of the Securities Exchange Act of 1934, Hartford Life Insurance Company, as depositor, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 17, 2005                        By:  /s/ Jeffrey L. Johnson
                                                 -----------------------------
                                                     Jeffrey L. Johnson
                                                     Assistant Vice President